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Exhibit 10.56

TRUST AGREEMENT UNDER

THE NON QUALIFIED DEFERRED COMPENSATION PLAN

OF

FRESH CHOICE, INC.

        This Agreement is made this 17th day of December 2001 by and between FRESH CHOICE, INC. (Company) and David E. Pertl and Joan M. Miller, who shall act as Co-Trustees hereunder and shall hereinafter be referred to simply as "Trustee";

        WHEREAS, Company has adopted The Non Qualified Deferred Compensation Plan of FRESH CHOICE, INC. on event date herewith.

        WHEREAS, Company wishes to establish a trust (hereinafter called "Trust") and to contribute to the Trust assets that shall be held therein, subject to the claims of Company's creditors in the event of Company's Insolvency, as herein defined, until paid to Plan participants or their beneficiaries in such manner and at such times as specified in the Plan(s);

        WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974;

        WHEREAS, it is the intention of Company to make contributions to the Trust as directed by the terms of the Plan.

        NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

Section 1. Establishment Of Trust

          (a)  Company hereby deposits with Trustee in trust, $100.00 as the initial amount to establish the Trust, which shall become part of the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

          (b)  The Trust hereby established shall be revocable by Company.

          (c)  The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

          (d)  The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan(s) and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against Company. Any assets held by the Trust will be subject to the claims of Company's general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

          (e)  Company, in its sole discretion, may at any time, or from time to time, make deposits of cash or other property in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement and the Plan.

Section 2. Payments to Plan Participants and Their Beneficiaries.

          (a)  The Trustee shall make the payments on account of each Participant as set forth in the NON QUALIFIED DEFERRED COMPENSATION PLAN OF FRESH CHOICE, INC. established for the Plan participants (and his or her beneficiaries), at the time of commencement for payment of such amounts as set forth in said Plan. Except as otherwise provided herein, Trustee shall make payments to the Plan participants and their beneficiaries in accordance with the Distribution provisions set forth in the Plan. At the time such payments are made to the Participant, the Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan(s) and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been previously reported, withheld and paid.

          (b)  The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan(s) shall be determined by Company or such party as it shall designate under the Plan(s), and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan(s).

Section 3. Trustee Responsibility Regarding Payments to Trust Beneficiary When Company Is Insolvent.

          (a)  Trustee shall cease payment of benefits to Plan participants and their beneficiaries if the Company is or becomes Insolvent. Company shall be considered 'Insolvent' for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

          (b)  At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

          (c)  The Board of Directors and the President of Company shall have the duty to inform Trustee in writing of Company's Insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

          (d)  Unless Trustee has actual knowledge of Company's Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent. Trustee may in all events rely on such evidence concerning Company's solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company's solvency.

          (e)  If at any time Trustee has determined that Company is Insolvent, Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of Company's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Plan(s) or otherwise.

          (f)    Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Company is not Insolvent (or is no longer Insolvent).

          (g)  Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to

  Plan participants or their beneficiaries under the terms of the Plan(s) for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance.

Section 4. Payments to Company.

        Except as provided in Section 3 hereof, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payment of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan(s).

Section 5. Investment Authority.

          (a)  All investment decisions with regard to the assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and the Trustee may grant to each Plan participant the right to direct the Trustee as to the investments of the assets held in the account of such Participant.

          (b)  To the extent the Plan Participant exercises investment authority over the assets held in the Trust for the benefit of such Participant, neither the Trustee or the Company shall have any liability or responsibility to the Participant for the results of such directed investments.

Section 6. Disposition of Income/Taxes.

          (a)  During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

          (b)  To the extent the Trust is required to pay income taxes, state or federal, the Trustee is authorized by each Participant to withdraw the amount of monies required to pay the taxes which were incurred on the transactions from the account of such Participant. The account of each Participant shall be responsible for the taxes incurred by the transactions which occurred within that account.

Section 7. Accounting by Trustee.

        Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee. Within 30 days following the close of each calendar quarter and within 30 days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such quarter or during the period from the close of the last preceding quarter to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such quarter or as of the date of such removal or resignation, as the case may be.

Section 8. Responsibility of Trustee.

          (a)  Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company or a Participant which is contemplated by, and in conformity with, the terms of the Plan(s) or this Trust. In the event of a dispute between Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

          (b)  In the event of any disagreement between the parties hereto, the parties hereby agree that said difference shall be submitted to a Board of Arbitration composed of one (1) individual selected by the Company and one (1) impartial individual selected by the Trustee. Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association and the parties agree that any decision of said Arbitration Board shall be final and conclusive and binding upon the parties hereto, their heirs and assignees.

          (c)  Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder.

          (d)  Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

          (e)  Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

          (f)    However, notwithstanding the provisions of Section 8(e) above, Trustee may loan to Company the proceeds of any borrowing against an insurance policy held as an asset of the Trust.

          (g)  Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

Section 9. Compensation and Expenses of Trustee.

        All administrative costs, Trustee's fees and expenses shall be paid from by the Company.

Section 10. Resignation and Removal of Trustee.

          (a)  Trustee may resign at any time by written notice to Company, which shall be effective within 30 days after receipt of such notice unless Company and Trustee agree otherwise.

          (b)  Trustee may be removed by Company on 30 days notice or upon shorter notice accepted by Trustee.

          (c)  Upon resignation or removal of one or both of the Co-Trustees and appointment of a successor Trustee(s), all assets shall subsequently be held in the Trust under the supervision of the successor Trustee(s).

          (d)  If both Trustees resign or are removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraph(s) (a) [or (b)] of this section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

Section 11. Appointment of Successor.

          (a)  If Trustee resigns or is removed in accordance with Section 10(a) or (b) hereof, Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor Trustee to evidence the transfer.

          (b)  The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The successor Trustee shall not be responsible for any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

Section 12. Amendment or Termination.

          (a)  This Trust Agreement may be amended by a written instrument executed by Trustee and Company.

          (b)  The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan(s) unless sooner revoked in accordance with Section 1(b) hereof. Upon termination of the Trust any assets remaining in the Trust shall be applied to the benefits due to each Participant or Beneficiary under the Plan.

          Upon written approval of participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plan(s), Company may terminate this Trust prior to the time all benefit payments under the Plan(s) have been made. All assets in the Trust at termination shall be returned to Company.

Section 13. Miscellaneous.

          (a)  Any provisions of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

          (b)  Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

          (c)  This Trust Agreement shall be governed by and construed in accordance with the laws of California.

Section 14. Effective Date.

          The effective date of this Trust Agreement shall be December 17, 2001 or such later date as the Trust Agreement shall be fully executed.

        IN WITNESS WHEREOF, the duly authorized officers of the Company have signed this Trust Agreement for the Non Qualified Deferred Compensation Plan of FRESH CHOICE, INC. on this 17th day of December, 2001.

FRESH CHOICE, INC.
By:	/s/ Everett F. Jefferson President
By:	/s/ Joan M. Miller Secretary

        IN WITNESS WHEREOF, the Trustee has signed this Trust Agreement for the Non Qualified Deferred Compensation Plan of Fresh Choice, Inc. on this 17th day of December 2001.

/s/ David E. Pertl Trustee
/s/ Joan M. Miller Trustee

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  Exhibit 10.56
TRUST AGREEMENT UNDER THE NON QUALIFIED DEFERRED COMPENSATION PLAN OF FRESH CHOICE, INC.